Q-MED, INC.
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                        Notice of Consent Requested and
                    Given to Amend Certain Option Agreements
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                               Dated May 17, 1999
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      Reference is made to the Option Agreement between you and Q-Med, Inc. (the
"Company") dated November 16, 1998 (the "Option Agreement"). The Company has requested and obtained the consent of Galen Partners III, L.P. ("Galen") to amend the Option Agreements held by you and all participants in the Company's November 1998 financing (the "Financing") to eliminate all rights to require the Company to redeem shares issued to you. The Company requested the Amendment in order to substantially increase the Company's stockholders' equity reported on its balance sheet to improve the Company's prospects in negotiating contracts with managed care organizations, among other things. By the terms of the Option Agreements, such an amendment may be made by the Company with the consent of the holders of a majority of the outstanding shares of the Company's common stock issued as part of the Financing. Galen owns 1,201,870 of 1,866,821 such shares and therefore is the only investor from whom a consent was requested.

NO CONSENT IS REQUESTED FROM YOU AND YOU NEED NOT REPLY TO THIS NOTICE.

      In exchange for relinquishing the rights described above, Galen requested and the Company agreed to issue an aggregate of 290,000 warrants exercisable at $1.67 per share and 200,000 warrants exercisable at $2.87 per share, pro rata to the investors that participated in the Financing. Both warrants are exercisable until November 15, 2005 and the warrant exercise prices may be adjusted in certain events to protect the warrant holders from dilution. In addition, the warrant exercise prices will be increased to $3.00 in the event the Company has entered into binding contracts with managed health care organizations managing 1,000,000 or more lives by August 31, 1999.

      Accompanying this Notice are a copy of the signed Amendment to the Option Agreement, manually signed documents representing the Warrants. This Notice and the enclosures should be kept in a safe place, together with your documents related to the Financing.

                                          Very truly yours,

                                          /s/ Herbert H. Sommer
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                                          Herbert H. Sommer
                                          Secretary